QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Allegiance Telecom, Inc.:

        We consent to incorporation by reference in the Registration Statements previously filed on Form S-8 (Nos. 333-60486; 333-46866; 333-10402; 333-70769; 333-73453; 333-86260; 333-92062) and on Form S-3 (No. 333-101997) of Allegiance Telecom, Inc. of our report dated March 3, 2003, related to the consolidated balance sheet of Allegiance Telecom, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and the 2002 financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K/A of Allegiance Telecom, Inc.

        Our report includes an explanatory paragraph that states the Company has suffered recurring losses from operations and is dependent on additional external financing to meet current debt repayment requirements which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        Our report on the consolidated financial statements also refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.

KPMG LLP
Dallas, Texas September 2, 2003

QuickLinks

Consent of Independent Auditors